AMENDMENT
to
MONEY MANAGER AGREEMENT
and SCHEDULE I

THIS AMENDMENT is entered into as of October 1, 2017, between Hosking Partners LLP (the Manager) and TIFF
Investment Program (TIP) for its TIFF Multi-Asset Fund (the
Fund).

RECITALS

WHEREAS, the Manager and the Fund are parties to that
certain Money Manager Agreement dated as of April 30,
2015, as amended, (the Agreement) pursuant to which the Manager serves as an investment adviser to the Fund; and WHEREAS, pursuant to Section 11 of the Agreement, the parties hereto desire to amend and restate Schedule I to
the Agreement to update the fee schedule; and
WHEREAS, the Manager represents that there will be no
change in (a) the nature, quality or extent of services to be provided by the Manager; (b) the investment advisory or other services provided to the Fund; or (c) the personnel providing such services as a result of this amendment.
NOW, THEREFORE, intending to be legally bound, the
parties hereto agree as follows:
1.	Amendment.

(a)	Schedule I to the Agreement is hereby
deleted in its entirety and replaced with the Amended and Restated Schedule I attached hereto.

2.	Miscellaneous.

(a)	This Amendment shall be effective as of
October 1, 2017.
(b)	Except as amended hereby, the Agreement
shall remain in full force and effect.
(c)	All capitalized terms used herein and not
otherwise defined herein shall have the
meanings ascribed to them in the
Agreement.
(d)	This Amendment may be executed in two or
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.







      IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.


On behalf of Fund by
TIFF INVESTMENT PROGRAM

By:  	/s/ Kelly Lundstrom

Name: 	Kelly Lundstrom

Title:		VP
On behalf of
Hosking Partners LLP

By:       		/s/ Simon Hooper

Name:  		Simon Hooper

Title:   		Partner
































Schedule I

to the

 Money Manager Agreement
Dated as of April 30, 2015

Between

Hosking Partners LLP (the Manager)
and
TIFF Investment Program, for its TIFF Multi-Asset Fund
(the Fund)


With effect from October 1, 2017 (the Amendment Date), as compensation for the services performed and the facilities and personnel provided by the Manager for TIFF Multi-Asset Fund pursuant to this Agreement, the Fund will pay the Manager a fee as set forth below.

The Fund will pay the Manager (i) an asset based fee (the
Investment Management Fee) plus (ii) a performance based fee
(the Performance Fee), each as described below.

The Investment Management Fee payable in respect of the period prior to the Amendment Date shall be determined in accordance with Schedule I to the Agreement in force prior to the Amendment Date.

Performance Fees payable in connection with withdrawals from the Managed Assets prior to the Amendment Date will be determined in accordance with Schedule I to the Agreement in force prior to the Amendment Date.

Except as provided in the preceding paragraph, Performance Fees calculated in respect of a Calculation Date falling after May 6, 2016, will be calculated in accordance with the formulae and conditions set out in Schedule I of the Agreement which comes into force on the Amendment Date.

All capitalized terms used but not defined in this Schedule I shall have the meanings ascribed to them in the Agreement unless otherwise defined herein.

1	Definitions related to Fee Calculations

Average Net Assets: The Average Net Assets of a Holding means the average of the daily Net Asset Value of the Holding for the following periods:

(i)	on any Calculation Date arising before the fifth
Anniversary Calculation Date of a Holding, the
Average Net Assets of the Holding over the period
starting on the Effective Date of the Holding and
ending on the relevant Calculation Date; and
(ii)	on the fifth Anniversary Calculation Date of a
Holding and for each Calculation Date thereafter, the Average Net Assets of the Holding over the relevant Calculation Period.

Calculation Date: The date which is (i) the last day of the calendar month in which the anniversary of the Effective Date for the relevant Holding occurs (each such date, an Anniversary
Calculation Date) and (ii) if earlier, the date on which the Fund withdraws all or part of a Holding (exclusive of withdrawals made to pay custodian transaction charges and the fees payable hereunder).

Calculation Period: In relation to each Anniversary Calculation
Date, the Calculation Period is the period of 60 months ending on the relevant Anniversary Calculation Date or, for calculating a Performance Fee on the fifth Anniversary Calculation Date of a Holding which has an Effective Date falling on a day other than the last day of a month, the period from the Effective Date of that Holding up to (and including) the fifth Anniversary Calculation
Date, even if that period exceeds 60 months. In relation to a Calculation Date arising on a withdrawal of all or part of a Holding,
(i) where the Calculation Date falls on or before the fifth Anniversary Calculation Date of a Holding, the period starting on the Effective Date of the Holding and ending on that Calculation Date; and (ii) where the Calculation Date falls after the fifth Anniversary Calculation Date of a Holding, the period that starts on the day on which the next regularly occurring Calculation
Period would have started (i.e. assuming no withdrawal) and ends on the date of the withdrawal, resulting in a Calculation Period of up to but not more than 60 months.

Effective Date: The Effective Date is (i) in relation to the first Holding, the day on which the Managed Assets are first placed with the Manager except that for purposes of the Performance
Fee, the Effective Date shall be May 7, 2015, and (ii) in relation to each other Holding, the date on which the relevant addition is made to the Managed Assets or such later date as TIP and the Manager may agree.

Excess Return: Excess Return is the arithmetic difference between:
(i)	the annualized performance of a Holding during the
applicable Calculation Period, calculated geometrically
in accordance with sub-paragraph 3.1.2 (for
Performance Fees calculated on Anniversary
Calculation Dates) or sub-paragraph 3.2.5 (for
Performance Fees calculated on withdrawals), and
(ii)	the annualized performance of the Performance
Benchmark during the same Calculation Period, expressed as a percent to the nearest two decimal places and calculated geometrically in accordance with sub-paragraph 3.1.2 (for Performance Fees calculated on Anniversary Calculation Dates) or sub-paragraph
3.2.5 (for Performance Fees calculated on withdrawals).

Fee Rate:  0.275% per annum on all Managed Assets

Holding: The first tranche of Managed Assets placed with the Manager by the Fund and each subsequent addition to the Managed Assets shall be a separate Holding, unless TIP and the Manager agree otherwise, in which case such additional assets will be added to the latest Holding. Each Holding will have its own Effective Date and separate Performance Fees will be calculated in respect of each Holding.

Holding Ratio: In relation to each Holding, the Holding Ratio is the value of the Holding divided by the value of the Managed Assets as at the date when an addition or withdrawal is made or when a Performance Fee is paid. For so long as there is only one Holding, the Holding Ratio is 1.

Net Asset Value the Net Asset Value of the Managed Assets shall initially be equal to the value of such assets placed with the Manager as of the close of the Funds business on the Effective Date, computed as described in the Funds Registration Statement, and shall thereafter be adjusted to reflect the daily change in the value of the Managed Assets and cash flows, if any, including withdrawals from or additions to the Managed Assets by the Fund and payment of the following expenses due in respect of the preceding months or Calculation Periods (as the case may be):
the Investment Management Fee, the Performance Fee, and custodian transaction charges.

Where there are multiple Holdings, the Net Asset Value of a Holding as of any day shall be determined by multiplying the Net
Asset Value of the Managed Assets by the applicable Holding
Ratio in accordance with sub-paragraph 3.3.

Performance Benchmark means the benchmark comprising 50% of the return of the Morgan Stanley Capital International (MSCI) All Countries World Index, Net Dividends Reinvested as published by MSCI (Bloomberg Ticker: M1WD or its successor) plus 50% of the return of Morgan Stanley Capital International (MSCI) All Countries World Index, Gross Dividends Reinvested as published by MSCI (Bloomberg Ticker: M2WD or its successor).

Transitional Period: The Transitional Period for a Holding shall commence on the Effective Date of such Holding and shall end on the last day of the calendar month in which a full 60 months of performance for such Holding has been achieved.

2	Calculation of the Investment Management Fee

The Fund will pay the Manager an asset-based fee calculated monthly as of the last day of the calendar month by applying the Fee Rate to the Average Net Assets of each Holding for the month to which the fee relates and summing the results.

The Investment Management Fee will be paid within 30 days of the end of the month to which the fee relates and will be pro-rated for any period that is less than a full calendar month.

3	Calculation and Payment of Performance Fee

For each Calculation Period and upon a withdrawal of all or part of a Holding, the Performance Fee shall be the higher of zero and the amount determined using the applicable formula set forth below.

The Performance Fee shall be payable annually in arrears at the end of the month following the month in which the relevant Calculation Date occurs. The Performance Fee shall be paid from the Holding to which the fee relates, except for (i) those fees payable upon a complete withdrawal of a Holding or if the value of the Holding is less than the Performance Fee payable, in which case the fee shall be applied to the remaining Holding(s) on a first-in-first-out basis and (ii) those Performance Fees payable subsequent to a complete withdrawal of the Managed Assets.

3.1	Performance Fee-Anniversary Calculation Dates

3.1.1	On each Anniversary Calculation Date of a Holding, the
Performance Fee for such Holding will be the higher of zero and the amount calculated using the following formula:

	18% x Excess Return x Average Net Assets of the relevant
Holding.

3.1.2	For the purposes of determining Excess Return for
Performance Fees calculated on Anniversary Calculation Dates under sub-paragraph 3.1.1., the return of the relevant Holding and the return of the Performance Benchmark will be calculated geometrically and annualized over the applicable Calculation Period, subject to the following conditions:
(i)	the return of the relevant Holding will be
calculated by reference to the Net Asset
Value of the Managed Assets net of any
Investment Management Fees paid directly
by TIP (rather than out of the Managed
Assets) during the Calculation Period; and
(ii)	during the Transitional Period, the return of the
Holding will be deemed to be equal to the return of the Performance Benchmark for the period prior to the Effective Date of that Holding.

3.2	Performance Fee-On Complete and Partial Withdrawal of
a Holding

3.2.1	A Performance Fee will also be calculated on a withdrawal
of all or part of a Holding and shall become payable at the end of the month following the month in which such withdrawal occurred. Where the Fund has multiple Holdings, a partial withdrawal of Managed Assets shall be applied to the Holdings on a first-in-first-out basis.

3.2.2	The Performance Fee due on a withdrawal of all or part of
a Holding will be the higher of zero and the amount calculated using the following formula:

n/365 x (Excess Return for the relevant Calculation Period x 18% x Average Net Assets of the Holding for the relevant Calculation
Period),

where n is equal to the number of days in the Calculation Period.

3.2.3.	Where a withdrawal is allocated to only part of a Holding
(on the first-in-first-out basis), the Performance Fee for that Holding shall be pro-rated according to the proportion of the Holding withdrawn.
3.2.4	If a withdrawal is made from a Holding on a date which is
also an Anniversary Calculation Date, a Performance Fee must be calculated on the amount withdrawn under sub-paragraph 3.2.2.
If only part of the Holding is withdrawn, a Performance Fee will also be calculated in respect of the remaining assets of the Holding under sub-paragraph 3.1.1.

3.2.5	For the purposes of determining Excess Return for
Performance Fees calculated in connection with a full or partial withdrawal of a Holding, the return of a Holding and the return of the Performance Benchmark must be calculated geometrically and annualized over the applicable Calculation Period, subject to the following conditions:

(i)	the return of the Holding will be calculated
by reference to the Net Asset Value of the Managed Assets net of any Investment
Management Fees paid directly by TIP
(rather than out of the assets of the
Portfolio) during the Calculation Period;

(ii)	subject to sub-paragraph 3.2.5 (iii) and (iv),
the annualized return of the Holding (after any adjustment required under sub-paragraph 3.2.5 (i)) and the annualized return of the Performance Benchmark during the Calculation Period will be calculated using the following formula:

(1+R1)1/5 x (1+R2)2/5 x (1+R3)3/5 x (1+R4)4/5
x (1+R5) 1/(n/365) -1

      Where:

R1, R2, R3 and R4 equal the return of the Holding or Performance Benchmark (as the case may be) in the four periods ending on the first four Anniversary Calculation Dates in the Calculation Period respectively;

R5 equals the return of the Holding or
Performance Benchmark (as the case may
be) for the period starting on the day after the last Anniversary Calculation Date before the withdrawal and ending on the date of the withdrawal; and

      n equals the number of days in the
Calculation Period

(iii)	if the Calculation Period is a period
consisting of 12 or fewer months (i.e. where
Excess Return is calculated in connection with a withdrawal before the first
Anniversary Calculation Date), the return of the Portfolio and the return of the Performance Benchmark shall not be annualized; and

(iv)	Where the Calculation Period consists of 48
or fewer months (but more than 12
months), the calculation of the annualized
return of the Holding and the Performance
Benchmark will be adjusted to reflect the
shorter Calculation Period as follows:
      (1+R1) (5-X)/5)....... x (1+Rw) 1/(n/365),- 1

      Where:

R1 equals the return of the Performance
Benchmark or Holding (as the case may be) in the period ending on the first Anniversary
Calculation Date;

Rw equals the return of the Performance
Benchmark or Holding (as the case may be) in the period starting on the day after the last Anniversary Calculation Date before the withdrawal and ending on the date of the withdrawal;

X equals the number of times that the
return of the Holding in the relevant 12-month period has been used previously to calculate a Performance Fee for that Holding on an Anniversary Calculation Date;
and

      n equals the number of days in the
Calculation Period.

For example, for a withdrawal falling after the second and before the third Anniversary
Calculation Date, the formula for
determining the annualized return of a
Holding and the annualized return of the Performance Benchmark is:

      (1+R1)3/5 x (1+R2)4/5 x (1+R3) 1/(n/365) -1

      Where:

R1 and R2 equal the return of the Holding or Performance Benchmark (as the case may be) in the two periods in the ending on the first two Calculation Period;

R3 equals the return of the Holding or
Performance Benchmark (as the case may
be) for the period starting on the day after the second Anniversary Calculation Date and ending on the date of the withdrawal;
and

n equals the number of days in the
Calculation Period.


3.3	Adjustment of the Holding Ratio for each Holding

Whenever an addition is made to or a withdrawal is made from the Managed Assets, the Holding Ratio of each Holding will be re-calculated using the following formula:


Holding Ratio =
NAVH + VH

NAVP + V
            Where:
NAVH is equal to the Net Asset Value of an existing Holding as of the day before the withdrawal or addition is made or, in relation to a new Holding created by an addition to the Portfolio, the value of that addition to the Portfolio;

VH is equal to the amount (if any) of (1) any addition which TIP and Manager agree to treat as part of an existing Holding; or (2) of any withdrawal allocated to an existing
Holding, provided that where VH represents a withdrawal, the value of VH will be negative;

NAVP is equal to the Net Asset Value of the Managed Assets as of the day before the addition or withdrawal is made; and V is equal to the value of the addition or withdrawal, provided that where V represents a withdrawal, the value of V will be negative.

3.4	Adjustment to calculation of Average Net Assets
following a withdrawal

3.4.1	Where one or more withdrawals have been
allocated to a Holding during the Calculation Period prior to the current Calculation Date, the Manager shall reduce the Net Asset Value of that Holding on each day according to the percentage of the Holding which has been withdrawn since that day for the purposes of determining the Average Net
Assets of that Holding.

For example, if TIP withdraws a third of a Holding and later makes a second withdrawal of half of the remaining Holding, the Manager shall make the following adjustments for the purposes of calculating the Average Net Assets of Holding:

(i)	the Net Asset Value of the Holding as of
each day prior to the first withdrawal shall
be reduced by two thirds (i.e. one third plus
half of the remaining two thirds); and
(ii)	the Net Asset Value of each Holding as of
each day falling after the first withdrawal but before the second withdrawal shall be reduced by one half.

3.4.2	If a partial withdrawal is made from a Holding on an
Anniversary Calculation Date, the Average Net
Assets of the Holding used to calculate a Performance Fee on the remainder of the Holding under sub-paragraph 3.1.1 will be calculated using the Net Asset Value of the Holding on the first day of the Calculation Period and on the last Business
Day of each month prior to the withdrawal, in each case after any adjustment required under sub-paragraph 3.4.1 and the Net Asset Value of the Holding on the date of the withdrawal after the withdrawal has been made.


Page 15 of 15



		Execution copy